Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES
COMPLETION OF RAIL CITY CASINO
SALE TO THE SANDS REGENT

LAS VEGAS, May 3, 2004 — Alliance Gaming Corp. (NYSE: AGI) announced today the completion of its divestiture of Rail City Casino in Sparks, Nev.

Under terms of the sales agreement with Reno, Nev.-based The Sands Regent (Nasdaq: SNDS), Alliance Gaming received $37 million in cash and a subordinated note to Alliance for approximately $900,000, payable over three years. The agreement also calls for The Sands Regent to retain a certain number of Bally Gaming participation games on the casino floor over the next three years.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

–      ALLIANCE GAMING CORP.  –